Exhibit 99.2

T2 Biosystems 1Q

May 5, 2022

Malcolm MacLeod

Thank you, operator. I would like to remind everyone that comments made by management today and answers to questions will include forward-looking statements. Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products.

Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these statements, including the risks and uncertainties described in T2 Biosystems’ annual report on Form 10-K filed with the SEC on March 23, 2022, and other filings the company makes with the SEC from time to time. The company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law.

With that, I would like to turn the call over to Chairman and CEO, John Sperzel. John?

John Sperzel

Thank you all for joining our first quarter 2022 earnings conference call. Today, I will review the company’s performance in the first quarter and provide details on the progress we are making on our three corporate priorities. I will then turn the call over to our Chief Financial Officer, John Sprague, who will review our first quarter financial results, before I make some closing remarks and we open the call for questions and answers.

First, I would like to address today’s announcement related to our Nasdaq listing. Today, we received a letter from The Nasdaq Stock Market informing the Company that its shares of common stock have failed to comply with the $1.00 minimum bid price required for continued listing on The Nasdaq Global Market under Nasdaq Listing Rule 5450(a) (1), and, as a result, the Company’s shares are subject to delisting. The letter further stated that the Company may appeal the Nasdaq Staff delisting determination to a Nasdaq listing qualifications hearings panel.

T2 Biosystems 1Q

May 5, 2022

The Company has filed an appeal and hearing request to the Nasdaq Staff’s determination which will stay the delisting of the Company’s shares of common stock from The Nasdaq Global Market pending the Panel’s decision. The Nasdaq Staff has informed the Company that the delisting action has been stayed, pending a final written decision by the Panel, and the hearing date has been set for June 2, 2022. While there can be no assurance that the Panel will grant the Company’s request for continued listing, the Company intends to present a plan to regain compliance to the Panel that includes a discussion of the events that it believes will enable it to regain compliance in this timeframe and a commitment to effect a reverse stock split, if necessary.

During the first quarter, the T2 Biosystems team generated total revenue of $7.2 million, including product revenue of $3.8 million and R&D revenue of $3.4 million. We entered into contracts for 15 T2Dx Instruments during the first quarter, including 11 in the U.S. and 4 internationally, all of which will be used for sepsis.

We continue to make progress on our three corporate priorities: accelerating our sales, enhancing our operations, and advancing our pipeline. Our first quarter results, and our sales funnel, have been positively impacted by our investments in sales, marketing, and medical affairs. We are experiencing sales success in the U.S. market, as well as outside of the U.S., having signed numerous distribution agreements in Europe, Asia Pacific, and Latin America — most recently in Norway, Finland, and Turkey – and we anticipate additional international expansion. We also continue to enhance our operations through manufacturing efficiency and workflow updates along with broad organizational cost controls. On the new product pipeline, we are advancing our two U.S. clinical trials, launched in December of 2021, for the T2Resistance Panel and T2Biothreat Panel.

T2 Biosystems 1Q

May 5, 2022

As we continue to execute on our strategy, we are simultaneously furthering our mission: to fundamentally change the way medicine is practiced through transformative culture-independent diagnostics that improve the lives of patients around the world.

To remind you, sepsis is the #1 cause of death in U.S. hospitals, claiming nearly 270,000 lives annually. Sepsis is the #1 cost of hospitalization in the U.S., costing our healthcare system approximately $62 billion annually. Finally, sepsis is the #1 cause of 30-day hospital readmissions, resulting in nearly 20% of survivors to be re-hospitalized in 30 days and approximately 40% in 90 days.

The current standard of care for patients at risk of sepsis relies on broad, empiric protocols to administer antimicrobial therapy, despite the fact that such protocols are only optimal in approximately one-half of cases. To further complicate matters, the current standard of care continues to rely on a positive blood culture to identify the presence of a bloodstream infection and target therapy for patients suspected of sepsis. Due to their poor sensitivity, blood cultures often require multiple samples of blood from critically ill patients, and take anywhere from 1-5 days to achieve the growth necessary for pathogen identification. Additional testing, such as traditional microbiology or post-culture molecular diagnostic tests, may then be required for determination of species identification and susceptibility.

Our aim at T2 Biosystems is to advance care by enabling faster times to targeted therapy. We are commercializing the first and only FDA cleared products able to detect sepsis-causing pathogens directly in whole blood, in just 3-5 hours, eliminating the need to wait for a positive blood culture. This is critical as each hour of delayed targeted treatment increases patient mortality rates by up to 8%. Our products enable clinicians to achieve faster targeted antimicrobial therapy, by rapidly identifying sepsis-causing pathogens and antibiotic resistant genes.

At our analyst and investor day in April, the critical nature of this mission, and our progress spearheading the advancement of culture-independent diagnostics, was validated and articulated by influential KOL and T2Dx users, Dr. Thomas Walsh, the Founding Director, Center for Innovative Therapeutics and Diagnostics, and Dr. James Snyder, Director of Microbiology and Infectious Diseases, Molecular Diagnostics at the University of Louisville School of Medicine and Hospital.

T2 Biosystems 1Q

May 5, 2022

To advance our mission and create value for our stakeholders, we are focused on three corporate priorities: 1) accelerating our sales, 2) enhancing our operations, and 3) advancing our pipeline. I will now provide an update on our recent progress as it relates to each of these three corporate priorities.

Starting with our first priority – accelerating our sales:

We have focused our sales strategy with respect to two distinct objectives: 1) significantly expanding our T2Dx Instrument installed base, through the sale or placement of new instruments, and 2) doubling our sepsis test panel revenue by driving broad adoption and utilization among new and existing customers.

In the first quarter, we entered into 15 T2Dx Instruments contracts, expanding our installed base of instruments to 91 in the U.S. and 55 internationally. We generated sepsis panel revenue of $1.1 million. In the U.S., we achieved annualized sepsis test utilization of $109,000 per legacy T2Dx Instrument. While disruptions from the COVID-19 case surge in January negatively impacted sepsis test utilization, sepsis test panels were strong in the last weeks of the quarter. We continue to believe that, over time, annualized U.S. sepsis test utilization will reach $200,000 per instrument.

In recent quarters, we have significantly expanded our U.S. commercial team to accelerate sales of our sepsis products market penetration. Under new leadership this team has been organized regionally and has implement an advanced metrics driven sales process. Our new sales management process allows us to generate, qualify, and forecast lead conversions more accurately. We are confident the new structure and analytics can help build and execute a strong funnel of placements and utilization with greater visibility into monthly and annual performance. To that end we are able to tightly manage the salesforce against internal quantitative performance metrics.

T2 Biosystems 1Q

May 5, 2022

We are seeing increased productivity as our expanded commercial team gains traction in the market. The T2Dx Instrument placement model we are now offering is also shortening deal cycle times. Placements are generating higher test panel pricing and establishing volume requirements. Waning COVID-19 demand is creating capacity for new hospitals to evaluate sepsis solutions and also provide the opportunity to convert COVID-driven instrument placements to sepsis testing. We expect these instruments will eventually transition to sepsis testing in the coming quarters.

We have rebuilt and expanded our medical and clinical affairs teams. These teams are actively engaged with Key Opinion Leaders, or KOLs, and working together to generate and disseminate real-world data through scientific journal publications, at medical conferences, and at industry trade shows. Our medical affairs team, which consists of infectious disease MDs, laboratory professionals, and Pharm Ds, is now reporting into Brett Giffin, our Chief Commercial Officer, and this organizational realignment ensures that these resources are best positioned to drive growth in our sepsis business. Our clinical affairs team is now reporting into Roger Smith, our Senior VP of Science R&D, which aligns our product development and clinical validation under common leadership. Aparna Ahuja has resigned as Chief Medical Officer, to pursue other opportunities, and we thank her for her contributions to T2 Biosystems and our customers.

Hospitals around the globe largely face the same challenges when caring for patients suspected of sepsis, and we view this as an opportunity to bring our solutions to additional patients and customers. To capture this opportunity and maximize our distributor relationships we have employed three international business managers. As previously announced, we expanded our distribution networks with agreements in Norway, Finland, and Türkiye during the first quarter. We are having success expanding our international distribution network, enabling commercialization of our products in more countries, and we anticipate further expansion in 2022.

T2 Biosystems 1Q

May 5, 2022

Moving to our second corporate priority – enhancing our operations:

We are continuing to make investments and implement changes to our operations that will enable sustained long-term growth. Scaling our manufacturing capabilities and strengthening our supply chain have been major focuses here in recent quarters. We have made strategic investments in tooling, automation, and efficiency projects to further scale our manufacturing capabilities and continue to improve our costs of goods. The workflow updates that we implemented have resulted in lower scrap rates and higher efficiency with reagent materials. As a result, we expect to see gross margin improvement throughout the year. We are experiencing supply chain challenges and our team has been effectively managing these dynamics by building inventory through pre-purchases and continuously evaluating alternate material suppliers, where possible.

Moving to our third priority – advancing our pipeline:

Our new product development priorities continue to be the programs under our milestone-based product development contract awarded by the U.S. Biomedical Advanced Research Development Authority, or BARDA, which is valued at up to $69 million. We highlighted the four products that we are developing under our contract with BARDA, the T2Resistance Panel, the T2Biothreat Panel, the comprehensive sepsis panel, and the next-generation instrument at our recent analyst and investor day. This pipeline represents a portfolio of differentiated diagnostics that have the potential to meaningfully advance standards of care and protect our nation from biothreat attacks.

We are pleased that our scientific and engineering teams successfully completed the milestones described under Option 2A of the BARDA contract during the first quarter. BARDA subsequently chose to exercise Option 2B of the contract, which is valued at $4.4 million and planned for the period between April 2022 and July 2022. Upon the successful completion of Option 2B, we are optimistic that BARDA will choose to exercise Option 3 to continue to support the development of these important products.

T2 Biosystems 1Q

May 5, 2022

As a reminder, in December 2021, we initiated the U.S. clinical trials for the T2Resistance Panel and the T2Biothreat Panel, both ahead of our previously announced schedule. We designed these clinical trials to evaluate the performance of the T2Resistance and T2Biothreat Panels. The data will be used to support respective regulatory submissions to the U.S. Food and Drug Administration in 2022

The T2Resistance Panel a direct-from-blood test panel designed to run on the T2Dx Instrument and simultaneously detect thirteen antibiotic resistance genes from both Gram-positive and Gram-negative bacterial pathogens, which are known to cause antibiotic-resistant infections, in 3-5 hours. We are currently marketing and selling the T2Resistance Panel in Europe, under CE mark, and we are on a pathway to apply for U.S. FDA 510(k) clearance prior to commercialization in the U.S. market. The T2Resistance Panel was granted “breakthrough device” designation from the FDA, which provides for a prioritized FDA review process. The clinical trial will include up to 1,500 patients from multiple sites across the U.S. We expect the trial to be completed in 2022, opening the door for the filing of an FDA submission as early as this year.

The T2Biothreat Panel is a direct-from-blood test panel designed to run on the T2Dx Instrument and simultaneously detect six biothreat pathogens identified as threats by the U.S. Government, including: Bacillus anthracis, Francisella tularensis, Burkholderia mallei, Burkholderia pseudomallei, Yersinia pestis, and Rickettsia prowazekii. Similar to our sepsis products, the T2Biothreat Panel is designed to provide results in 3-5 hours, without the need to wait days for a positive blood culture. The U.S. clinical trial includes negative samples being analyzed at a single site, which has been completed, and positive samples being prepared and analyzed at a high-containment Biosafety Level 3 laboratory, which is expected to be completed in 2022, potentially enabling the filing of an FDA submission in 2022.

T2 Biosystems 1Q

May 5, 2022

The comprehensive panel for the detection of bloodstream infections and antimicrobial resistance is a direct-from-blood test panel designed to run on our next-generation instrument and detect greater than 95% of all bloodstream infections caused by bacterial and Candida pathogens, as well as antibiotic resistance markers identified as threats by the Centers for Disease Control and Prevention, in a single test with a time to result of approximately 3 hours. We are developing the comprehensive sepsis panel using our pre-existing proprietary technology.

The next-generation instrument is designed to be fully automated, on-demand, and random access, similar to our T2Dx Instrument, but with faster turnaround times and the ability to detect an increased number of pathogens and resistance genes from a single, whole blood sample. We are pleased to announce that we have successfully completed the build of multiple development units, ahead of schedule, and are in the process of conducting qualification testing on all of them with the goal of merging the assay to initiate full scale system wet testing.

We believe that our next-generation instrument and the comprehensive panel for the detection of bloodstream infections and antimicrobial resistance we will replace most blood cultures for patients at risk of sepsis. The launch is those new products will transition the position T2 from use as an adjunct test, to the primary product to detect sepsis-causing pathogens and antibiotic resistance genes.

Finally, we have submitted two applications with the U.S. Food and Drug Administration for Breakthrough Device Designation: 1) the T2Biothreat Panel, which we announced in April 2022, and 2) the T2Lyme™ Panel, which we included today’s first quarter earnings press release. The T2 Lyme Panel is a qualitative, molecular diagnostic assay designed to run on our T2Dx Instrument and to detect the presence of Borellia bacteria directly in human whole blood specimens and provide results in 3-5 hours.

As a reminder, the FDA Breakthrough Devices Program is a voluntary program for certain medical devices and device-led combination products that provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions. It is available for devices and device-led combination products which are subject to review

T2 Biosystems 1Q

May 5, 2022

under a premarket approval application (PMA), premarket notification (510(k)), or De Novo classification request. This program is intended to help patients have more timely access to these medical devices by expediting their development, assessment, and review, while preserving the statutory standards for PMA approval, 510(k) clearance, and De Novo marketing authorization, consistent with the FDA’s mission to protect and promote public health.

With that, I will now turn the call over to John Sprague to go over the details of our first quarter 2022 financial results, and our financial outlook for 2022. John?

John Sprague

Thank you, John.

Total revenue for the first quarter of 2022 was $7.2 million, an increase of 4% compared to the prior year period driven by increased T2Dx instrument sales and BARDA contract activities offset by decreased COVID-19 test panel sales. Product revenue was $3.8 million, a decrease of 17% compared to the prior year period. Research contribution revenues were $3.4 million, an increase of 47% compared to the prior year period.

Product costs for the first quarter of 2022 were $6.2 million, an increase of $0.4 million compared to the prior year period, driven by increased T2Dx instrument sales and offset by decreased Covid-19 test panel sales. Research and development expenses were $6.7 million, an increase of $2.0 million driven by increased BARDA contract activities. Selling, general and administrative expenses were $9.2 million, an increase of $3.0 million driven by increased commercial and medical affairs headcount.

Net loss for the first quarter of 2022 was $16.5 million, $0.10 per share, compared to a net loss of $10.7 million, $0.07 per share for the prior year period.

T2 Biosystems 1Q

May 5, 2022

Cash, marketable securities and restricted cash were $20.5 million as of March 31, 2022. We have used the ATM facility minimally in 2022, through March 31 we sold 3.5 million shares for net proceeds of $1.4 million. CRG has extended the interest only period and loan maturity to December 31, 2023, and we are in compliance with the remaining loan agreement covenants.

We continue to expect full year 2022 total revenue of $28.0 to $31.0 million, including product revenue of $16.0 to $17.0 million and research contribution revenues of $12.0 to $14.0 million. We continue to expect to close 60 to 70 T2Dx Instrument contracts in 2022 and COVID-19 revenue to decrease from $9.5 to $3.5 million.

Thank you and back to John Sperzel for closing remarks.

John Sperzel

Thank you, John.

We are pleased with the progress that we across our three of our corporate priorities during the first quarter, and we are encouraged by the financial results we are generating following the expansion of our commercial and medical affairs teams.

Under new commercial leadership, our expanded salesforce is increasing the installed base of T2Dx Instruments, globally, while focusing on increasing adoption and utilization of sepsis products. Our Medical Affairs team will work closely with our sales team to increase awareness of our sepsis products through Key Opinion Leader engagement, as well as the generation of additional clinical and economic evidence to reinforce the value proposition of our products. Expansion of our international distribution network is ongoing to capture the global demand for our culture-independent diagnostics. We have improved our manufacturing efficiency and continue to make investments to scale the business and improve product gross margins. Finally, we continue to successfully complete the milestones associated with the BARDA product development contract. This advances us toward two FDA regulatory submissions we expect to make in 2022 and drives the next generation of culture-independent products to rapidly detect bloodstream infections and antibiotic resistance genes.

T2 Biosystems 1Q

May 5, 2022

Our recent accomplishments have created business momentum in early 2022 and we are extremely excited about the future for T2 Biosystems and confident in our ability to change the standard of care for patients at risk of sepsis.

Now let’s open it up to questions. Operator?